EXHIBIT 99

                                                      FOR IMMEDIATE RELEASE

          Bethlehem, PA, April 20--Union Pacific Corporation reported first-quarter income of $191 million or 93 cents per share. This compares with income of $283 million or $1.38 per share last year, including $116 million or 56 cents per share from the sale of the Wilmington, California field. Excluding the one-time sale, earnings per share would have increased 13 percent year over year.

          Union Pacific Railroad increased first-quarter earnings 16 percent to a record $195 million. Total carloadings climbed 8 percent, with gains in six of the Railroad's seven commodity groups. Coal and grain increased 14 and 10 percent respectively, and chemicals and intermodal traffic were each up 9 percent. Food/consumer/government traffic was up 4 percent, auto shipments increased 1 percent, while metals/minerals/forest movements were down 4 percent. The Railroad's operating ratio improved to 79.6, compared with 79.8 in last year's first quarter.

          Union Pacific Resources reported first-quarter earnings of $61 million, an 11 percent increase, excluding last year's Wilmington gain. Increases in both crude oil prices and total hydrocarbon sales volumes offset lower natural gas prices. Volumes on a barrel of oil equivalent basis were up 20 percent reflecting stronger gas and natural gas liquids production in East Texas, the Land Grant and the Austin Chalk, as well as the addition of volumes from West Texas properties acquired last year. Gas and natural gas liquids volumes were up 33 and 48 percent respectively,


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while crude oil volumes were down 19 percent. Average crude price realizations increased 32 percent and plant liquids prices were up 8 percent, with gas realizations down 32 percent.

          Overnite Transportation earned $1 million before goodwill of $5 million with a combination of softer freight volumes and higher operating expenses. In 1994, Overnite earned $12 million before goodwill.

          "Overall, we're happy with the financial results for the quarter," said Drew Lewis, chief executive officer. "We are also pleased to have reached an agreement in the first quarter with the Chicago and North Western and look forward to completing this strategic acquisition in the near future. With our expanded rail franchise and the strong performance of our core businesses, our outlook for the balance of the year remains positive."

     A first-quarter income statement is attached.



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               UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES
                        STATEMENT OF CONSOLIDATED INCOME
                             Periods Ended March 31
                 (Dollars in Millions Except Per Share Amounts)
                                  (Unaudited)

                                                        First Quarter

                                                                     Percent
                                                                   +Increase
                                             1995          1994    -Decrease

Operating Revenues...................       $1,978        $1,860   +       6
Operating Expenses...................        1,613         1,515   +       6
                                            ------        ------   ---------
Operating Income.....................          365           345   +       6
Other Income--Net a).................           42           172   -      76
Interest Expense.....................          (89)          (77)  +      16
Corporate Expenses...................          (30)          (12)          U
                                            ------        ------   ---------
Income Before Income Taxes...........          288           428   -      33
Income Taxes.........................          (97)         (143)  -      32
                                            ------        ------   ---------
Income From Continuing Operations ...          191           285   -      33
Discontinued Operations b)...........            -            (2)          F
                                                               -           -
Net Income...........................       $  191        $  283   -      33
                                            ======        ======   =========
Earnings Per Share:

Income From Continuing Operations a).       $ 0.93        $ 1.39   -      33
Discontinued Operations b)...........            -         (0.01)          F
                                            ------        ------   ---------
Net Income...........................       $ 0.93        $ 1.38   -      33
                                            ======        ======   =========
Average Shares Outstanding (MM)......        205.5         205.7           -


     a) Other income in 1994 includes a one-time gain of $184 million ($116 million after-tax or $.56 per share) on the sale of the Wilmington, California oil field and related facilities.

     b) At year-end 1994 the Corporation sold its hazardous waste management subsidiary, USPCI, Inc. Results of operations for USPCI, Inc. for 1994 have been reclassified to discontinued operations.